AMENDMENT NUMBER 6

TO THE

SUB-ADVISORY AGREEMENT

This AMENDMENT NUMBER 6 (the “Amendment”) amends that certain SUB-ADVISORY AGREEMENT, dated October 19, 2016, by and between Hartford Funds Management Company, LLC (the “Adviser”), and Schroder Investment Management North America Inc. (the “Sub-Adviser”) (the “Agreement”), and is effective as of November 12, 2021 (the “Effective Date”).

WHEREAS, the Adviser has appointed, and the Board of Directors (the “Board”) of The Hartford Mutual Funds II, Inc. (the “Company”) has approved the Sub-Adviser to serve as the sub-adviser of the series of the Company listed on Schedule A (each a “Fund”) to the Agreement; and

WHEREAS, the Adviser and the Sub-Adviser desire to update the notification addresses in the Agreement and to amend Schedule A of the Agreement to reflect adding a new Fund, Hartford Schroders Sustainable Core Bond Fund, as described herein and as approved by the Board at its meeting held on June 16, 2021;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Section 16 of the Agreement is deleted in its entirety and replaced with the following:

Notices. All notices hereunder shall be provided in writing. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Adviser:	Hartford Funds Management Company, LLC

690 Lee Road

Wayne, PA 19087

Attn: General Counsel

If to the Company:	The Hartford Mutual Funds II, Inc.
690	Lee Road

Wayne, PA 19087

Attn.: General Counsel

If to the Sub-Adviser:	Schroder Investment Management North America Inc.

7 Bryant Park

New York, NY 10018

Attn.: Legal Department

uslegal@schroders.com

2.	Pursuant to Section 15 of the Agreement, Schedule A is deleted in its entirety and replaced with the attached Amended and Restated Schedule A to the Agreement.

3.	The changes to the Agreement reflected in this Amendment shall become effective as of the Effective Date reflected in this Amendment.

4.

Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

5.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of November 12, 2021.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:	/s/ Vernon J. Meyer
Name: Vernon J. Meyer
Title: Chief Investment Officer

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William Sauer
Name: William Sauer
Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Joel Schiffman
Name: Joel Schiffman
Title: Head of Intermediary Distribution, North America

AMENDED AND RESTATED SCHEDULE A

Fees Paid to the Sub-Adviser

This Amended and Restated Schedule A to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC and Schroder Investment Management North America Inc., dated October 19, 2016, is effective as of November 12, 2021.

[REDACTED]

Fund	Per Annum Rate
Hartford Schroders China A Fund	[REDACTED]
Hartford Schroders Sustainable Core Bond Fund
Hartford Schroders Diversified Emerging Markets Fund
Hartford Schroders Emerging Markets Equity Fund
Hartford Schroders Emerging Markets Multi-Sector Bond Fund
Hartford Schroders International Multi-Cap Value Fund
Hartford Schroders International Stock Fund
Hartford Schroders Securitized Income Fund
Hartford Schroders Tax-Aware Bond Fund
Hartford Schroders US MidCap Opportunities Fund
Hartford Schroders US Small Cap Opportunities Fund

[REDACTED]